Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Board of Directors
Basic Management, Inc. and Subsidiaries
Henderson, Nevada
We consent to the incorporation by reference in the registration statement of Tronox Incorporated on Form S-8 (File No. 333-131647) of our audit report dated February 28, 2007, on the combined financial statements of Basic Management, Inc. and Subsidiaries as of and for the year ended December 31, 2006, included in the Annual Report on Form 10-K of Tronox Incorporated for the year ended December 31, 2006.
/s/ Piercy Bowler Taylor & Kern

PIERCY BOWLER TAYLOR & KERN
Certified Public Accountants & Business Advisors
A Professional Corporation
Las Vegas, Nevada
March 14, 2007